SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between INTEGRA BANK CORPORATION (the “Company”) and ARCHIE M. BROWN, JR. (“Brown”).

Recitals

A. Brown has been employed with the Company in an executive capacity.

B. Brown and the Company are parties to that certain Restated Employment Agreement dated May 22, 2007 (the “Employment Agreement”).

C. Brown desires to resign his employment with the Company to accept employment as the Chief Executive Officer and President (the “Position”) of MainSource Financial Group, Inc., Greensburg, Indiana, or its affiliates (“MainSource”). Brown has requested that the Company waive certain of its rights, and his obligations, under the non-competition covenant set forth in Section 9.1 of the Employment Agreement so as to allow Brown to accept employment with MainSource.

D. Brown and the Company also desire to clarify Brown’s rights and obligations pursuant to the non-solicitation covenants of the Employment Agreement, and in particular in Sections 9.2 through 9.6 of the Employment Agreement, so as to allow Brown to accept employment with MainSource and to perform the duties of the Position or his duties as an executive officer of MainSource.

E. Brown is willing to release and waive all claims he may have against the Company Released Parties (as defined below) and to provide certain other covenants and considerations contained in this Agreement in exchange for the Company’s waiver of certain of its rights under Section 9.1 of the Employment Agreement and other consideration as set forth in this Agreement.

F. The Company is willing to waive certain of its rights under Section 9.1 of the Employment Agreement and to provide certain other consideration in exchange for Brown’s release and waiver of all claims he may have against the Company Released Parties and the other covenants, promises and considerations as set forth in this Agreement.

Agreement

In consideration of the foregoing recitals and the covenants and promises hereby provided, the Company and Brown agree as follows:

1. Resignation of Employment. Brown and the Company agree that Brown has voluntarily resigned and terminated his employment with the Company without Good Reason pursuant to Section 7.7 of the Employment Agreement effective July 22, 2008 (the “Separation Date”). Brown hereby resigns from his position of Executive Vice President—Commercial and Consumer Banking of the Company and from any and all other positions he may hold with Company or any of its affiliates effective as of the Separation Date.

2. Final Salary and Incentives. The Company will pay Brown his salary accrued through the Separation Date on the Company’s first customary payroll date after the Separation Date. Brown acknowledges that, except for the final salary payment, the Company has paid him all compensation, including, without limitation, all salary and incentive compensation, to which he is entitled under the Employment Agreement or otherwise in connection with his employment with the Company. Brown acknowledges that he will not be entitled to any payment under the Company’s Annual Cash Incentive Plan for 2008 and that any awards under the Company’s 2007 Equity Incentive Plan or any predecessor plan that are not vested as of the Separation Date will be forfeited. Attachment A is a summary of the terms of Brown’s outstanding equity awards that will be vested as of the Separation Date. Brown acknowledges that any vested equity awards must be exercised no later than three (3) months following the Separation Date.

3. Termination of Employee Benefits. Except for his rights under COBRA or as otherwise provided by the terms of any applicable benefit plan or applicable law, Brown’s eligibility to participate in, and/or his receipt of, all employee benefits and perquisites will terminate as of the Separation Date.

4. Modification of Restrictive Covenants. Brown is subject to certain restrictive covenant obligations pursuant to Sections 9.1 – 9.9 of the Employment Agreement. The Company and Brown agree to modify such restrictive covenants as follows:

(a) The Company agrees to release Brown from, and to waive enforcement of, the non-competition covenant set forth in Section 9.1 of the Employment Agreement so as to allow Brown to accept employment with MainSource and work in the Position; provided, however, this release/waiver is conditional and limited as follows: (i) this release/waiver applies only to Section 9.1 of the Employment Agreement; and (ii) this release/waiver applies only to Brown’s employment with MainSource, and if during the two (2) years following the Separation Date, Brown’s employment with MainSource were to terminate or Brown were to become employed with any entity other than MainSource (or its affiliates or successors), this release/waiver would extinguish and Brown would again be subject to the non-competition covenant obligations of Section 9.1 of the Employment Agreement.

(b) Sections 9.2, 9.3 and 9.5 are hereby amended such that the two-year post-employment period contemplated in Sections 9.2, 9.3 and 9.5 of the Employment Agreement is extended to a three-year period; accordingly, all of the restrictive covenants set forth in Sections 9.2, 9.3 and 9.5 of the Employment Agreement shall run for a period of three (3) years following the Separation Date.

5. Clarification of Restrictive Covenants. The parties hereto acknowledge and agree that the Company has not released Brown from the non-solicitation and non-inducement covenants set forth in Sections 9.2, 9.3 and 9.5 of the Employment Agreement. Notwithstanding the foregoing, the parties also acknowledge and agree that Brown’s acceptance of employment as an executive officer of MainSource, and his performance of the usual and customary duties of the Position, will not violate those non-solicitation and non-inducement covenants; provided, however, that (a) any actions that Brown may take or direct with respect to providing or selling MainSource’s products and services will be undertaken in the normal course of his employment in the Position and shall not involve any direct or targeted efforts by Brown towards the Company’s customers; and (b) Brown shall not specifically direct others at MainSource to contact any of the Company’s customers falling within the provisions of Sections 9.2 and 9.3 of the Employment Agreement. Additionally, the Company and Brown acknowledge and agree that to the extent an employee of the Company voluntarily leaves his or her employment to seek alternative employment, MainSource will comply with the law in considering such individual for employment and such compliance with the law will not constitute a violation of Section 9.5 of the Employment Agreement.

6. Notification to MainSource. Prior to commencing employment with MainSource, Brown (a) will notify MainSource in writing fully disclosing his non-disclosure and restrictive covenant obligations under the Employment Agreement, as modified herein, and (b) will cause MainSource to provide Integra with a written acknowledgement that it has received from Brown full disclosure of his non-disclosure and restrictive covenant obligations under the Employment Agreement, as modified herein. Such written notification by MainSource shall be directed to the Company as follows: Integra Bank Corporation, Attention: Michael T. Vea, Chief Executive Officer, 21 S.E. Third Street, Evansville, Indiana 47708.

7. Special Payment. The Company will make a special payment to Brown in the sum of One Hundred Dollars ($100.00) (the “Special Payment”). The Special Payment, less all applicable payroll withholdings, shall be made within thirty (30) days after this Agreement becomes effective.

8. General Release of Claims. To the fullest extent permitted by applicable laws, Brown hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company and all of its affiliated entities and all of its and their current and/or former employees, officers, directors, trustees, representatives, agents, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the “Company Released Parties”) from any and all claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever, (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist as of the date Brown signs this Agreement, including, but not limited to: (a) any claims based upon, arising out of or in any manner connected with Brown’s employment with the Company, the separation of Brown’s employment with the Company, and/or the Employment Agreement; (b) all claims arising under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq. (the “Age Act”); (c) all claims arising under all other federal, state and local laws; (d) all claims based on contract, tort, common law or other theories of recovery; and (e) all claims based upon, arising out of or in any manner connected with any acts, events or omissions occurring on or before the date Brown signs this Agreement. Brown and the Company acknowledge that the foregoing release/covenant not to sue is to be construed as broadly as possible, except the foregoing release/covenant not to sue does not release or affect (i) any rights Brown may have with respect to any vested benefits under any of the Company’s employee benefit or stock option plans, (ii) any of Brown’s rights under this Agreement or (iii) any rights Brown may have for indemnification of (or insurance coverage with respect to) any third-party claim relating to Brown’s service as an officer and/or employee of the Company. Brown has been advised by the Company that this Agreement does not prohibit Brown from filing an administrative charge against any of the Company Released Parties with the United States Equal Employment Opportunity Commission (“EEOC”) relating to his employment with the Company; provided, however, Brown waives and releases, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to such charge. Should the EEOC, any other administrative agency or other person bring a complaint, charge or legal action on Brown’s behalf against any of the Company Released Parties based on any acts, events or omissions occurring on or before the date Brown signs this Agreement, Brown hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

9. Return of Company Property. Brown represents and covenants (a) that on or before the later of the Separation Date or the date this Agreement becomes effective, he will return to the Company all property belonging to the Company, including, but not limited to, keys, access cards, credit cards, files, equipment, business plans, financial statements, computer disks or files, documents and/or any such other Company property in Brown’s possession or custody or under Brown’s control, and (b) that he will not retain copies of any of the Company’s files, documents or other property, including, without limitation, any electronically-stored data or files.

10. No Corporate Compliance Issues. Brown affirms that he is not aware of any undisclosed or unresolved corporate compliance issues arising under any federal, state or local law or regulation involving the Company or any of its affiliates. Brown also affirms that he has not and will not alter, destroy, remove, or inappropriately limit access by the Company to, any of the Company’s records, documents or electronically-stored data.

11. No Severance Benefits. Brown acknowledges and agrees that, except as expressly provided in this Agreement, he is not entitled to any severance payments or benefits from the Company under any plan, program or contract.

12. Age Act Advisements. Brown acknowledges : (a) the Company has advised him that his employment with the Company was covered by the Age Act, and that by signing this Agreement, Brown is releasing and waiving all claims he has against the Company Released Parties, including, without limitation, all claims under the Age Act as of the date Brown signs this Agreement; (b) the Company has advised him to consult with an attorney prior to signing this Agreement; (c) the Company has advised him that he has up to twenty-one (21) days to consider and accept this Agreement by signing and returning this Agreement to the Company’s Chief Executive Officer; and (d) the Company has advised him that for a period of seven (7) days following Brown’s signing of this Agreement, Brown may revoke this Agreement by written notice to the Company’s Chief Executive Officer; this Agreement will not become binding and enforceable until the seven-day revocation period has expired, without Brown having exercised his revocation right. All notices to the Company hereunder should be directed as follows: Michael T. Vea, Chief Executive Officer, Integra Bank Corporation, 21 S.E. Third Street, Evansville, Indiana 47708.

13. No Admission. This Agreement and the actions taken pursuant to this Agreement do not constitute an admission by either party of any wrongdoing or liability, and each party expressly denies any wrongdoing or liability.

14. Governing Law; Choice of Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without application of conflict-of-law principles. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or the United States District Court for the Southern District of Indiana, Evansville Division; further, the parties hereby irrevocably consent and submit to the jurisdiction and venue of such courts and waive any right to challenge or object to personal jurisdiction or venue in any action commenced or maintained in such courts relating to this Agreement.

15. Successors and Assigns. The Company shall have the right to assign this Agreement, and this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, merger, consolidation or other corporate reorganization, and shall be binding on Brown. Brown shall not have the right to assign this Agreement.

16. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter addressed herein and supersedes any prior understandings, negotiations or representations, oral or written, with respect to the subject matter addressed herein; provided, however, this Agreement does not supersede or affect the Company’s continuing rights, and Brown’s continuing obligations, under the Employment Agreement, including, without limitation, Brown’s non-disclosure and restrictive covenant obligations (as modified herein) under the Employment Agreement. Brown acknowledges that he is not relying on any representations, statements, promises or inducements, whether oral or written, made by the Company, its representatives or attorneys except as expressly stated in this Agreement.

17. Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Brown and the Chief Executive Officer of the Company.

18. Severability. The provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any covenant or provision be held unenforceable for any reason, then such covenant or provision shall be enforced to the maximum extent permitted by law.

19. Construction. This Agreement is the result of negotiations between the parties, and neither party shall be deemed to be the drafter of this Agreement. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be drafted.

20. Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement. Signatures transmitted by facsimile or other electronic means shall be effective the same as original signatures for execution of this Agreement.

21. Acknowledgement. Brown acknowledges that he has read this Agreement, that he has had ample opportunity to consult with his own attorney concerning this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the Company and Brown have executed this Agreement on the dates indicated below, intending it to become effective as set forth above.

ARCHIE M. BROWN, JR.	INTEGRA BANK CORPORATION
/s/ ARCHIE M. BROWN, JR.	By: /s/ MICHAEL T. VEA

Archie M. Brown, Jr.	Michael T. Vea Chief Executive Officer
Date: July 22, 2008	Date: July 22, 2008

Attachment A

EQUITY AWARDS VESTED AS OF SEPARATION DATE

Stock Options

	Number of
Grant Date	Vested Options	Exercise Price
03/12/01	25,000	$23.38
05/01/01	5,000	$23.25
03/20/02	15,000	$19.69
06/18/03	16,432	$17.00
05/19/04	14,732	$20.42
05/10/05	11,363	$21.66
05/08/06	9,000	$22.90

Stock Appreciation Rights

	Number of
Grant Date	Vested SARs	Base Price
05/22/07	3,833	$23.30

Restricted Stock

None